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                                                                    EXHIBIT 99.1

                                KPMG LETTERHEAD


May 12, 2000



Mr. Barry Duncan
Vice President and Controller
Vast Solutions, Inc.
14131 Midway Road
Suite 500
Addison, Texas 75001



     We consent to the use of the terminology "independent third-party appraiser" in reference to KPMG as the appraisers of the in-process research and development acquired in the Silverlake transaction. This terminology is to be included in the Vast Solutions, Inc. S-1.


                                          /s/ KPMG LLP

Dallas, Texas